Filed pursuant to Rule 424(b)(2)
                                                             File No. 333-123441

Pricing Supplement No. 50 dated September 12, 2005.
(To Prospectus dated April 15, 2005 and Prospectus
Supplement dated May 5, 2005)
This Pricing Supplement consists of 2 pages.

                         Hartford Life Insurance Company
                                    Depositor

                           Fixed Rate IncomeNotes(sm)
                                 Issued through

                   Hartford Life Global Funding Trust 2005-110

                   4.75% Callable Notes due September 15, 2012

The description in this pricing supplement of the particular terms of the 4.75% IncomeNotes(sm) offered hereby and the Funding Agreement sold by Hartford Life Insurance Company to the Trust specified herein supplements the description of the general terms and provisions of the notes and the funding agreements set forth in the accompanying prospectus and prospectus supplement, to which reference is hereby made.

                        PROVISIONS RELATING TO THE NOTES

Principal Amount:        $933,000.00       Interest Rate: 4.75%

Price to Public:         100%              Issuance Date: September 15, 2005

Net Proceeds to Trust:   $921,338.00       Stated Maturity Date: September 15,
                                             2012

Agent's Discount:        1.25%             Initial Interest Payment Date:
                                             March 15, 2006

CUSIP Number:            41659FFD1         Interest Payment Frequency:
                                             Semi-Annually

Day Count Convention:    30/360            Regular Record Dates: 15 days prior
                                             to any Interest Payment Date.
Optional Redemption: Yes [X] No [ ]        The Survivor's Option [X] is [ ] is
Optional Redemption Date: September 15,      not available
  2007 or any Interest Payment Date          Annual Put Limitation: $1 million
  thereafter.                                  or 1%
  Initial Redemption Percentage: 100%        Individual Put Limitation: $250,000
  Annual Percentage Reduction: N/A           Trust Put Limitation: N/A
  Redemption may be: [X] In whole only.
                     [ ] In whole or in    Authorized Denominations: $1,000
                         part.               integral amounts.

Securities Exchange Listing:   None.       Special Tax Considerations:  None.

Other Provisions Relating to the Notes:
None.


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


Agents : Bear, Stearns & Co. Inc., A.G. Edwards & Sons, Inc., Banc of America Securities LLC, Charles Schwab & Co., Inc., Citigroup, HSBC, JPMorgan, Merrill Lynch & Co., Morgan Stanley, Raymond James, RBC Dain Rauscher, Inc., Scott & Stringfellow, Inc., UBS Financial Services, Inc., Wachovia Securities, WM Financial Services


                  INFORMATION RELATING TO THE FUNDING AGREEMENT

Funding Agreement Provider: Hartford Life Insurance Company

Funding Agreement:         FA-405110       Interest Rate:  4.75%

Contract Payment:          $933,015.00     Effective Date: September 15, 2005

Deposit Amount :           $921,353.00     Stated Maturity Date: September 15,
(if different from Contract Payment)         2012

Day Count Convention:      30/360          Initial Interest Payment Date:  March
                                           15, 2006
Special Tax Considerations: None.          Interest Payment Frequency:
                                             Semi-Annually
Optional Redemption:   Yes [X] No [ ]      Survivor Option:  Under the Funding
Optional Redemption Date: September 15,      Agreement, Hartford Life Insurance
  2007 or any Interest Payment Date          Company [X] is [ ] is not required
  thereafter.                                to provide the Trust with amounts
  Initial Redemption Percentage:  100%       it needs to honor valid exercises
  Annual Percentage Reduction:    N/A        of the Survivor's Option.
  Redemption may be:  [X] In whole only.
                      [ ] In whole or in
                          part.
                                           Other Provisions Relating to the
                                             Funding Agreement: None.

  INFORMATION PERTAINING TO THE RATINGS OF THE NOTES AND THE FUNDING AGREEMENT

It is anticipated that, as of September 15, 2005, the Notes will be rated by the indicated rating agencies as follows:

                  Standard & Poor's:  AA-            Moody's: Aa3
                  A.M. Best: aa-                     Fitch: AA

The Moody's rating also extends to the Program under which the Notes are issued.

It is anticipated that, as of September 15, 2005, the Funding Agreement will be rated by the indicated rating agencies as follows:

                  Standard & Poor's:  AA-            Moody's: Aa3
                  A.M. Best: aa-                     Fitch: AA




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